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                                                                     EXHIBIT 11


                   AURORA ELECTRONICS, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)


                                                Three Months Ended          Six Months Ended
                                              ----------------------      ---------------------
                                              March 31,     April 2,      March 31,    April 2,
                                                1996          1995          1996        1995
                                              --------      -------       --------     -------
Net income (loss)                             $(7,163)      $  249        $(7,057)      $1,126
                                              =======       ======        =======       ======


ADJUSTED NUMBER OF COMMON SHARES

Weighted average shares outstanding             5,702        7,780          7,552        7,780

Incremental shares for exercise of stock
  options and warrants and common stock
  issuable                                        595          315            595          298
                                              -------       ------        -------       ------

Adjusted number of common shares                6,297        8,095          8,147        8,078
                                              =======       ======        =======       ======

Net earnings (loss) per common share          $ (1.14)      $ 0.03        $ (0.87)      $ 0.14
                                              =======       ======        =======       ======





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